As filed with the Securities and Exchange Commission on June 8, 2009.

Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

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IRWIN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

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Indiana	35-1286807
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

500 Washington Street

Columbus, Indiana 47201

(Address of Principal Executive Offices) (Zip Code)

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Irwin Financial Corporation

Employees’ Stock Purchase Plan III

(Full title of the plan)

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Ellen Z. Mufson, Esq.

Irwin Financial Corporation

500 Washington Street

Columbus, Indiana 47201

(812) 376-1909

(Name, Address and Telephone Number,

Including Area Code, of Agent For Service)

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with copies to:

David A. Cifrino, P.C.

McDermott Will & Emery LLP

28 State Street

Boston, Massachusetts 02109

(617) 535-4000

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Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer [x ]	Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

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Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Shares, no par value (1)	1,000,000 Shares	$0.885	$885,000	$49.39

(1)

This registration statement also pertains to Preferred Share purchase Rights (“Rights”) of Irwin Financial Corporation. Until the occurrence of certain prescribed events, the Rights are not exercisable, will be evidenced by the certificates for the Common Shares and will be transferred along with and only with the Common Shares.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall also cover any additional Common Shares that become issuable under the Irwin Financial Corporation Employees’ Stock Purchase Plan III, as amended, by reason of any stock dividend, stock split, recapitalization or any other similar transaction.

(3)

Estimated solely for the purpose of determining the registration fee and computed pursuant to Rules 457(c) and 457(h)(1). The proposed Maximum Offering Price Per Share indicated equals the average of the high and low prices of the Common Shares on June 4, 2009, as reported on the New York Stock Exchange.

Explanatory Note

This Registration Statement has been prepared in accordance with the requirements of General Instruction E to Form S-8, as amended, and relates to 1,000,000 Common Shares, no par value, of Irwin Financial Corporation (the “Registrant”) which represents an increase in the number of shares reserved for issuance under the Registrant’s Employees’ Stock Purchase Plan III (as amended, the “Plan”). 750,000 shares have previously been registered for issuance under the Plan pursuant to a Registration Statement on Form S-8 (File No. 333-80777).

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

The information required by Part I is included in the documents sent or given to participants in the Plan pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Except for Items 3, 8 and 9 of this Part II, which are hereby amended and restated in their entirety as set forth below, the contents of the Registrant’s previously filed Registration Statement on Form S-8 (No. 333-80777) relating to shares issuable under the Plan are hereby incorporated by reference.

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein and shall be deemed as part hereof:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the Commission on March 31, 2009;
(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, and filed with the Commission on May 11, 2009;
(c)	the Registrant’s Current Reports on Form 8-K, as filed with the Commission on April 1, 2009, May 7, 2009 and June 3, 2009; and
(d)

the description of the Registrant’s Common Shares and associated Preferred Share purchase Rights included in the Registrant’s Registration Statement on Form S-1 (Registration No. 333-68586) as filed with the Securities and Exchange Commission on September 18, 2001, including any amendment or report filed for the purpose of updating the description of the Registrant’s Common Shares or associated Rights.

All documents filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all of the securities offered hereby have been sold or deregistering all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

See the Exhibit Index immediately following the signature pages, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Indiana, on June 8, 2009.

IRWIN FINANCIAL CORPORATION

By: /s/ William I. Miller
William I. Miller,
Chief Executive Officer, Chairman and President

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints William I. Miller and Matthew F. Souza and each or either of them (with full power to act alone), his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto those attorneys-in-fact and agents full power and authority to do and perform each and every act and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that those attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on the dates and in the capacities indicated:

Signature	Title	Date

/s/ Sally A. Dean	Director	June 8, 2009
Sally A. Dean

/s/ David W. Goodrich	Director	June 8, 2009
David W. Goodrich

/s/ R. David Hoover	Director	June 8, 2009
R. David Hoover

/s/ William H. Kling	Director	June 8, 2009
William H. Kling

/s/ Brenda J. Lauderback	Director	June 8, 2009
Brenda J. Lauderback

/s/ John C. McGinty, Jr.	Director	June 8, 2009
John C. McGinty, Jr

/s/ William I. Miller William I. Miller	Director, Chief Executive Officer, Chairman and President	June 8, 2009
(principal executive officer)

/s/ Dayton H. Moldendorp	Director	June 8, 2009
Dayton H. Moldendorp

/s/ Lance R. Odden	Director	June 8, 2009
Lance R. Odden

/s/ Marita Zuraitis	Director	June 8, 2009
Marita Zuraitis

/s/ Gregory F. Ehlinger	Chief Financial Officer
Gregory F. Ehlinger	(principal financial officer)

/s/ Jody A. Littrell	First Vice President and Controller	June 8, 2009
Jody A. Littrell	(principal accounting officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
4.1

Rights Agreement, dated as of March 1, 2001, between Irwin Financial Corporation and Irwin Union Bank and Trust. (Incorporated by reference to Exhibit 4.1 to Form 8-A filed March 2, 2001, File No. 000-06835.)

4.2

Appointment of Successor Rights Agent dated as of May 11, 2001 between Irwin Financial Corporation and National City Bank. (Incorporated by reference to Exhibit 4.5 to Form S-8 filed on September 7, 2001, File No. 333-69156.)

10.1	Employees’ Stock Purchase Plan III, as amended (filed as Appendix A to Registrants’ Definitive Proxy Statement with the Commission on April 17, 2009, and hereby incorporated herein by reference).
5.1	Opinion of McDermott Will & Emery LLP (filed herewith).
23.1	Consent of Ernst & Young LLP (filed herewith).
23.2	Consent of McDermott Will & Emery LLP (included in opinion filed as Exhibit 5.1).
24.1	Power of Attorney (included as part of the signature page to this registration statement).